UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	June 19, 2009

First Bancorp

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-15572	56-1421916
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

341 North Main Street, Troy, North Carolina	27371
(Address of Principal Executive Offices)	(Zip Code)

(910) 576-6171

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

First Bancorp

INDEX

Page

Explanatory Note	3

Item 2.01 – Completion of Acquisition or Disposition of Assets	3

Item 9.01 – Financial Statements and Exhibits	4

Signatures	11

Exhibit 23.1 – Consent of Elliott Davis, PLLC	Exhibit

Exhibit 99.1 – Statement of Assets Acquired and Liabilities Assumed	Exhibit

EXPLANATORY NOTE

On June 24, 2009, First Bancorp (the "Company") filed a Current Report on Form 8-K to report that its wholly owned subsidiary, First Bank, had entered into a definitive agreement (the "Agreement") with the Federal Deposit Insurance Corporation (the "FDIC") on June 19, 2009, pursuant to which First Bank assumed all of the deposits (excluding certain brokered deposits), all borrowings, and substantially all of the assets of Cooperative Bank, a commercial bank headquartered in Wilmington, North Carolina.  In that filing, the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01.

As permitted by a request for waiver submitted to the Securities and Exchange Commission in accordance with the guidance provided in Staff Accounting Bulletin, Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions  ("SAB 1:K"), the Company has omitted certain financial information of Cooperative Bank required by Rule 3-05 of Regulation S-X.  SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01 – Completion of Acquisition or Disposition of Assets

Cooperative Bank operated through twenty-one branches in North Carolina and three branches in South Carolina with approximately 200 employees. Total assets purchased by First Bank amounted to approximately $958 million, including $830 million in loans and $16 million in foreclosed real estate, and total liabilities assumed were approximately $861 million, including $706 million in deposits.  Pursuant to the Agreement, First Bank received a discount of $123 million on the assets and paid a 0% deposit premium.

The loans and foreclosed real estate purchased are covered by two loss share agreements between the FDIC and First Bank (one for single family loans and the other for all other loans and foreclosed real estate), which affords First Bank significant loss protection.  Under the loss share agreements, the FDIC will cover 80% of covered loan and foreclosed real estate losses up to $303 million and 95% of losses in excess of that amount.  The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries.  The losses reimbursable by the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction.  New loans made after that date are not covered by the loss share agreements.

Within 15 days after the end of each calendar month from July 2009 to July 2019, First Bank will deliver to the FDIC a certificate documenting the losses on single family residential mortgage loans and any recoveries offsetting prior losses on such loans during the applicable month.  Within 30 days after the end of each calendar quarter from the quarter ended June 30, 2009 to the quarter ended June 30, 2014, First Bank will deliver to the FDIC a certificate documenting the losses on all other loans and foreclosed real estate and any recoveries offsetting prior losses on such loans.  In addition, within 15 days after the end of each quarter from September 30, 2014 to June 30, 2017, the Bank will deliver to the FDIC a certificate documenting recoveries on other loans.

     Within 15 days after the FDIC receives a certificate as described above, the FDIC will remit payment for the covered portion of a net loss reflected in such certificate.  If a certificate reflects a net recovery, then First Bank will remit to the FDIC the covered percentages at the time the certificate is submitted.

     Because the value of the assets acquired and liabilities assumed were based on estimates at the time of the acquisition, the Agreement provides for payment to First Bank or the FDIC, as the case may be, based on net adjustments to the values of such assets and liabilities six months following the date of the acquisition.

     An analysis of the likely short-term and long-term effects of the loss share agreements on the Company’s cash flows and reported results is included in Item 9.01(a) below.

     The foregoing description of the Agreement, including the loss share agreements, is a summary and is qualified in its entirety by reference to the full version of the Agreement.  A copy of the Agreement, including the loss share agreements, was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 24, 209 and is incorporated by reference into this Item 2.01.  In addition, a copy of the press release announcing the transaction described above was previously filed as Exhibit 99.1 to the June 24, 2009 report and is incorporated by reference into this Item 2.01.

Item 9.01– Financial Statements and Exhibits

Discussion.  As set forth in Item 2.01 above, on June 19, 2009, First Bank acquired most of the assets and assumed most of the liabilities relating to twenty-four former branch offices of Cooperative Bank pursuant to the Agreement (the “Transaction”).  A narrative description of the anticipated effects of the Transaction on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission and the audited statement of assets acquired and liabilities assumed of Cooperative Bank, which is included as Exhibit 99.1 to this filing.

The determination of the initial fair value of loans acquired in the Transaction and the initial fair value of the related FDIC loss share receivable involve a high degree of judgment and complexity.  The carrying value of the acquired loans and the FDIC loss share receivable reflect management’s best estimate of the amount to be realized on each of these assets.  Management determined current fair value accounting estimates of the assumed assets and liabilities in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations.  However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the financial statements, based upon the timing of collections on the acquired loans in future periods.  To the extent the actual values realized for the acquired loans are different from the estimate, the FDIC loss share receivable will generally be impacted in an offsetting manner due to the loss-sharing support from the FDIC.

     Financial Condition.   The Transaction resulted in significant increases in the Company’s total assets and total deposits, which are expected to positively affect the Company’s operating results.   The following is a summary of the assets acquired and liabilities assumed:

•
$958 million in total assets at book value, which decreased to $928 million after applying purchase accounting fair market value adjustments.  This amounted to 34% of the Company’s total assets as of March 31, 2009.

•	$40 million in securities at book and fair value. This amounted to 22% of the Company’s total securities as of March 31, 2009.

•
$829 million in loans at book value, which decreased to $531 million after applying purchase accounting fair market value adjustments.  This amounted to 34% of the Company’s total loans as of March 31, 2009.

•
$706 million in deposits at book value, which increased to $712 million after applying purchase accounting fair market value adjustments.  This amounted to 33% of the Company’s total deposits as of March 31, 2009.

•
$153 million in borrowings at book value, which increased to $159 million after applying purchase accounting fair market value adjustments.  This amounted to 87% of the Company’s total borrowings as of March 31, 2009.

The following table presents information regarding the securities portfolio acquired on June 19, 2009:

($ In thousands) Type of Security	Par Value	Cooperative Bank Carrying Value and Fair Value	Weighted Average Contractual Yield	Weighted Average Contractual Remaining Term (months)
Government-sponsored enterprise term note securities	$24,985	25,325	4.14%	15
Government-sponsored enterprise mortgage-backed securities	5,584	5,547	4.80%	221
Federal Home Loan Bank of Atlanta stock	9,317	9,317	n/a	n/a
Total	$39,886	40,189	3.27%	40

The following table presents information regarding the loan portfolio acquired on June 19, 2009:

($ In thousands) Type of Loan	Unpaid Principal Balance	Fair Value Adjustment	Recorded Balance	Weighted Average Contractual Yield	Weighted Average Contractual Remaining Term (months)
Commercial, financial, and agricultural	$16,937	7,129	9,808	5.80%	35
Real estate – construction, land development & other land loans	385,597	214,876	170,721	5.25%	9
Real estate – mortgage – residential (1-4 family) first mortgages	282,470	42,274	240,196	5.91%	273
Real estate – mortgage – home equity loans / lines of credit	32,072	5,243	26,829	4.34%	116
Real estate – mortgage – commercial and other	104,616	27,573	77,043	5.74%	20
Installment loans to individuals	7,266	1,080	6,186	8.49%	13
Total	$828,958	298,175	530,783	5.54%	105

The following table presents information regarding the nonperforming assets of Cooperative Bank acquired on June 19, 2009:

ASSET QUALITY DATA ($ in thousands)	June 19, 2009

Nonaccrual loans (1)	$41,985
Restructured loans	−
Accruing loans > 90 days past due	-
Total nonperforming loans	41,985
Other real estate	12,415
Total nonperforming assets	$54,400

Asset Quality Ratios
Nonperforming loans to loans acquired	7.91%
Nonperforming assets to total assets acquired	5.86%

(1)  At June 19, 2009, the contractual balance of the Cooperative nonaccrual loans was $122.6 million.

The following table presents information regarding the Cooperative Bank deposit portfolio assumed by First Bank:

($ in thousands)	Amount
Noninterest bearing	$35,224
NOW	32,015
Money market	45,757
Savings	21,243
Brokered time	42,943
Internet time	161,672
Time>$100,000	145,483
Time<$100,000	221,802
Total deposits assumed	706,139
Fair value adjustment	5,922
Recorded value of deposits assumed	$712,061

The deposit portfolio of Cooperative Bank had a high concentration of time deposits, comprising approximately 81% of total deposits compared to the Company’s recent historical average of 55% to 57%.  Time deposits are generally an expensive funding source.  Additionally, Cooperative Bank’s time deposits were more heavily concentrated in brokered time deposits and time deposits gathered by placing interest rates on internet websites.  Prior to the Cooperative Bank acquisition, the Company had $66 million in brokered deposits and $7 million in internet deposits.  The Transaction resulted in the Company recording an additional $43 million in brokered deposits and $162 million in internet deposits.  The Company believes these two types of deposit sources have little long term value, as the interest rates are relatively high and there is no opportunity to develop additional business with those customers.  The Company believes that its level of internet deposits will begin to steadily decline in future quarters as those deposits mature because the Company plans to offer interest rates on renewals that are less competitive than the relatively high rates that Cooperative Bank was offering.  The Company expects to replace those deposits with either retail deposits or brokered deposits at lower interest rates.

The amount of Cooperative Bank’s non-time deposits was $134.2 million at June 19, 2009.  The Company believes that the customer relationships associated with these deposits have intangible value.  The Company applied Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles.  Therefore, the Company determined the amount of the core deposit intangible asset based on an independent valuation prepared by a qualified third party appraiser.  Based on this valuation, the Company recorded a core deposit intangible asset of approximately $3.8 million, which will be amortized on a straight line basis over its estimated average life, which was determined to be 8 years.   In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect.  Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows.  For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital.  The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s or First Bank’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time.  The Company will review the valuation of this asset periodically to ensure that no impairment has occurred.  If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

As of June 19, 2009, there were $153.1 million in borrowings of Cooperative Bank outstanding from the Federal Home Loan Bank (“FHLB”).  The borrowings were secured by a blanket lien on eligible loans that were pledged to the FHLB.  In the ten days after the acquisition, First Bank paid off all of the assumed Cooperative Bank advances.  First Bank paid the FHLB a total of $159.5 million to retire the $153.1 million in principal balance outstanding.   The funding for the payoff was overnight credit from the FHLB with an interest rate of 0.50%, which is subject to change daily.

Operating Results. The Company expects that the Transaction will positively affect its operating results.  This transaction was attractive to the Company for the following reasons:

•
On the acquisition date, the Company realized a $53.8 million gain (pretax) as a result of the difference between the purchase price and the acquisition date fair value of the acquired assets and liabilities.  The after-tax impact of this gain was $32.6 million, or $1.95 per diluted common share.

•
Cooperative Bank’s branch locations are primarily along the coast of North Carolina.  This area has historically experienced higher growth than the majority of the Company’s branch network.  Although the coastal region has been hard hit by the current recession, the Company believes that the long term outlook for this region is favorable once the economy stabilizes and recovers.

•
Cooperative Bank’s branch locations are for the most part complimentary to First Bank’s branch locations.  First Bank expanded to the southeastern coastal region of North Carolina in 2005 and since that time has opened five branches in that area.  The addition of Cooperative Bank’s branches gives First Bank a larger market presence along the coast and helps provide economies of scale.

•
The Company believes that its net interest income will be positively impacted by this transaction as the Company earns more from interest earned on its loans than it pays in interest on deposits.  The Company believes this impact will be greatest during the first fifteen months after the acquisition, as the Company amortizes as a reduction to interest expense the fair value adjustment totaling $5.9 million made to Cooperative Bank’s time deposit portfolio.

•
There are opportunities to enhance income and efficiency due to duplications of effort and decentralized processes.  The Company has historically operated very efficiently, and expects to enhance income by centralizing some functions and eliminating duplications of effort.

•	The Company has entered into two loss share agreements with the FDIC which afford the Company significant protection from future loan losses.

As discussed above and in Item 2.01, the loans and foreclosed real estate purchased are covered by two loss share agreements between the FDIC and First Bank (one for single family loans and the other for all other loans and foreclosed real estate (the “Commercial Agreement”)), which affords First Bank significant loss protection.  Under the loss share agreements, the FDIC will cover 80% of covered loan and foreclosed real estate losses up to $303 million and 95% of losses in excess of that amount.  The loss share agreements will likely have a material impact on the cash flows and operating results of the Company in both the short term and the long term.  The Company believes that the Cooperative Bank loan portfolio has a high amount of inherent loan losses – approximately $298 million on a fair value basis.  Absent the loss share agreements, the entire $298 million in losses would not be recoverable.  With the loss share agreements, the Company expects to be reimbursed by the FDIC for 80% of those losses.

According to the terms of the single family loss share agreement, the Company must exhaust collection efforts before filing a reimbursement claim with the FDIC, whereas the Commercial Agreement allows the Company to be reimbursed when a loss meets the regulatory definition of a “loss,” which in many cases will be prior to the exhaustion of collection efforts.  One of the methods to establish a loss under the regulatory definition is to obtain an appraisal on a collateral dependent loan.  If the appraisal indicates a deficiency, a loss reimbursement claim can be filed at that time.  Based on the terms of the two agreements, the Company expects reimbursement claims under the Commercial Agreement to be relatively high in the first year as the Company obtains appraisals for collateral dependent loans, and the Company expects loss claims under the single family agreement to be relatively low because of the time it will take to exhaust collection efforts.  Subsequently, loss claims for both agreements are expected to be more evenly spread over the terms of the loss share agreements.

The Company does not expect to record any significant loan loss provisions in the foreseeable future related to Cooperative Bank’s loan portfolio because the loans were written down to estimated fair market value in connection with the recording of the acquisition.  So long as losses do not exceed the original estimate of $298 million, the Company will not record any provisions for loan losses related to the acquired Cooperative Bank loans on a cumulative basis.

Liquidity.  The Transaction did not have a material impact on the Company’s liquidity.  Approximately 14% of the fair value of Cooperative Bank’s assets were liquid assets (defined as cash and securities), which was comparable to the Company’s percentage.  The acquired loan and deposit balances have not varied materially since the date of the Transaction.

Capital Resources. The Transaction had a slightly negative impact on the Company’s capital ratios.  As shown in the table below, each of the Company’s two risk-based capital ratios declined by 53 basis points from March 31, 2009 to June 30, 2009, which is due primarily to the Transaction.  The leverage capital ratio reflects an increase because the denominator is based on the amount of average assets for the quarter, which was not impacted significantly by the Transaction due to the acquisition date being eleven days prior to the end of the quarter.

	June 30, 2009	March 31, 2009
Risk-based capital ratios:
Tier I capital to Tier I risk adjusted assets	12.36%	12.89%
Minimum required Tier I capital	4.00%	4.00%
Minimum required to be classified as “Well Capitalized”	6.00%	6.00%

Total risk-based capital to Tier II risk-adjusted assets	13.62%	14.15%
Minimum required total risk-based capital	8.00%	8.00%
Minimum required to be classified as “Well Capitalized”	10.00%	10.00%

Leverage capital ratios:
Tier I leverage capital to adjusted most recent quarter average assets	11.45%	10.71%
Minimum required Tier I leverage capital	4.00%	4.00%
Minimum required to be classified as “Well Capitalized”	5.00%	5.00%

First Bank is also subject to capital requirements similar to those shown above.  First Bank’s capital ratios do not vary materially from the Company’s capital ratios presented above.  At June 30, 2009, First Bank exceeded the minimum ratios established by the Federal Reserve and FDIC.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01:

Audited Statement of Assets Acquired and Liabilities Assumed at June 19, 2009

(d)	Exhibits

23.1	Consent of Elliott Davis, PLLC

99.1	Statement of Assets Acquired and Liabilities Assumed at June 19, 2009

Disclosures About Forward Looking Statements
      The discussions included in this document and its exhibits may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Bancorp

September 4, 2009	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer